Exhibit 99.1

Investor Contact: Jim McGrady Chief Financial Officer, Retail Ventures, Inc. (614) 478-2208	Media Contact: Denise DesChenes/Stephanie Pillersdorf Sard Verbinnen & Co (212) 687-8080
RETAIL VENTURES SUBSIDIARY VALUE CITY DEPARTMENT STORES
TO SELL UP TO 24 STORE LOCATIONS TO BURLINGTON COAT FACTORY
COLUMBUS, OH — October 3, 2007 — Retail Ventures, Inc. (NYSE: RVI) (“RVI”) announced today that its subsidiary, Value City Department Stores LLC, has signed a definitive agreement to assign or sublease up to 24 locations to Burlington Coat Factory as part of RVI’s previously announced review of strategic alternatives to generate value for shareholders. The 24 stores will continue to operate through the holiday season and will close by the end of March, 2008. Based on the agreement, the final number of stores is subject to change. Proceeds from the assignment and sublease of the stores will be used to reduce Value City Department Stores’ debt.
Following the transaction, which is expected to close in the first quarter of 2008, Value City Department Stores will continue to operate 89 stores located in 14 states across the Midwest, Mid-Atlantic and Southeastern regions. For fiscal 2006, total sales represented by the 24 stores were $332.2 million and $1,019.0 million for the remaining stores.
Heywood Wilansky, RVI’s CEO, said, “We are pleased to have reached this agreement with Burlington. Today’s announcement will allow us to strengthen our balance sheet. We continue to explore strategic alternatives for the remaining Value City Department Stores and are focused on delivering value to our shareholders and our customers. We want to thank all of our employees, and particularly those in the 24 stores being affected by this announcement, for their continued dedication and professionalism throughout this strategic review process and for their ongoing attention to our customers.”
Burlington Coat Factory’s CEO Mark Nesci said, “We are excited to add these stores to our portfolio. The locations complement our existing footprint in several markets and we’re pleased to expand our presence in these areas. These stores also give us an opportunity to enter new markets where we believe there is great opportunity for us.”
Operations at RVI’s other retail stores, DSW (NYSE: DSW) and Filene’s Basement, will not be affected by this transaction. Value City Furniture Stores, which is separately owned, is also unaffected.
DJM Realty acted as an advisor to RVI.
About Retail Ventures, Inc.
Retail Ventures, Inc. is a leading off-price retailer operating as of August 4, 2007, 113 Value City Department Stores in the Midwest, mid-Atlantic and southeastern U.S., 34 Filene’s Basement stores in major metropolitan areas in the Northeast and Midwest and 236 DSW stores in major metropolitan areas

Exhibit 99.1
throughout the country. DSW also supplies shoes, under supply arrangements, to 331 locations for other non-related retailers in the United States.
About Burlington Coat Factory
Burlington Coat Factory is a national value department store retail chain which offers current, high quality, key brand, trend right season essentials at prices up to 60% below those at other department stores. Burlington Coat Factory stores feature coats, apparel, shoes, accessories for the entire family; baby furniture and juvenile accessories; and home decor and gifts. The Company opened its first store in Burlington, New Jersey in 1972, selling primarily coats and outerwear. Since then, it has expanded its store base to 384 stores in 44 states. All stores are company-operated and are primarily located in strip malls and shopping centers.

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